UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Norfolk Southern Corporation

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FOR IMMEDIATE RELEASE

Norfolk Southern statement on board of directors nominations

Reiterates commitment to building more resilient, productive railroad and driving long-

term value

ATLANTA, February 20, 2024 – Norfolk Southern Corporation (NYSE: NSC) received notice that Ancora Holdings Group, LLC has nominated eight candidates to stand for election to the Norfolk Southern Board of Directors at the company’s 2024 Annual Meeting of Shareholders.

Norfolk Southern issued the following statement:

The Norfolk Southern Board and management team are committed to acting in the best interests of the company and our shareholders.

As we consider all opportunities to enhance shareholder value, the perspectives of our shareholders are important to us. Since receiving Ancora’s nominations, members of both the board and management team have held multiple discussions with representatives of Ancora to better understand their views and communicate Norfolk Southern’s perspectives on the execution of our strategy. At Ancora’s request, and in accordance with the board’s normal process, members of the Governance and Nominating Committee and the board carefully evaluated and interviewed all of Ancora’s nominees.

Board refreshment is integral to effective corporate governance, and we seek to ensure that our directors have the appropriate skills and experience to oversee our strategy and its execution. The Norfolk Southern Board is composed of highly qualified, independent directors. Each brings expertise in areas relevant to our business.

The Norfolk Southern Board has maintained an ongoing process of refreshment, with six directors appointed to the board in the past five years. Since the 2023 Annual Meeting, the board has done and continues to do considerable work to evaluate new, independent director candidates. In July 2023, our newest independent directors, Admiral Philip Davidson, U.S. Navy (Ret.) and Francesca DeBiase, joined the board. Already, they have added significant operations experience and fresh perspectives on safety, supply chain integration, and sustainability.

Concurrent with those appointments, we announced that current directors Mitchell Daniels, Jr. and Michael Lockhart will retire from the board following our 2024 Annual Meeting. As part of the board’s succession planning process, Norfolk Southern also announced the appointments of current directors Christopher Jones as Chair of the Safety Committee, succeeding Lockhart; and Jennifer Scanlon as Chair of the Governance and Nominating Committee, succeeding Daniels. Jones’ appointment became effective September 1, 2023, and Scanlon’s will become effective at or before Daniels’ retirement.

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The board continues to oversee management’s successful execution of our strategy to balance safe and reliable service, continuous productivity improvement, and the pursuit of smart, sustainable growth. We are making disciplined investments in resiliency while driving efficiency, all to position our business to secure growth and strong incremental margins as the market recovers.

Coming out of the COVID pandemic, we dramatically improved our safety metrics and service product in each of the last two years. In fact, Norfolk Southern delivered record annual revenue in 2022. Indeed, we delivered our best intermodal service in over three years in fourth quarter 2023 and grew volumes in intermodal, which is our most service-sensitive business, by 5% on a year-over-year basis. We also significantly improved train velocity and dwell in fourth quarter 2023, with both metrics reaching their best levels in several years. We achieved these improvements despite the network disruptions we experienced last year.

While there is more work to do to recover from the short-term impacts to margins, customers are seeing our progress. They recognize our commitment to delivering consistent, reliable service and are awarding us new business. We are now implementing the same Scheduled Railroading operating principles that improved velocity and resilience in our intermodal network across our merchandise network, which accounts for 2/3 of our train starts. As we do so, we will reduce variability, complexity, and cost. That is our strategy in action.

With our balanced approach based on the operating principles of Scheduled Railroading, we are committed to delivering top-tier revenue and earnings growth at industry-competitive margins. We remain confident in our ability to further grow volumes, improve service, and deliver long-term value for Norfolk Southern as well as our shareholders and customers.

Since day one following the East Palestine derailment, members of the Norfolk Southern team have been on the ground working with members of the community, elected officials, and government agencies to support affected residents and businesses. We are proud of our response in East Palestine and the relationships we’ve built throughout the community. Norfolk Southern is making it right, delivering on our promises to fully and safely remediate the site and ensuring East Palestine and the surrounding communities thrive for the long-term.

More broadly, we are building upon our strong safety culture and furthering our performance. We are continuing to implement our six-point safety plan, installing cutting-edge digital train inspection portals, and incorporating feedback from our labor leaders. In September 2023, Norfolk Southern’s independent safety consultant, Atkins Nuclear Secured, released its first report, which was shared with all 20,000 of our employees. Thanks to these efforts and others, we achieved a dramatic 42% reduction in our mainline accident rate year-over-year in 2023.

The board regularly evaluates its composition and will continue its careful review of Ancora’s nominees with a focus on advancing our goal of building the safe, reliable, and resilient railroad our customers and shareholders expect. The board will present its formal recommendation on the nominees in the company’s definitive proxy statement, which will be filed with the Securities and Exchange Commission and mailed to all shareholders eligible to vote at the 2024 Annual Meeting. The date of the company’s 2024 Annual Meeting has not yet been announced. Norfolk Southern shareholders are not required to take any action at this time.

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About Norfolk Southern

Since 1827, Norfolk Southern Corporation (NYSE: NSC) and its predecessor companies have safely moved the goods and materials that drive the U.S. economy. Today, it operates a customer-centric and operations-driven freight transportation network. Committed to furthering sustainability, Norfolk Southern helps its customers avoid approximately 15 million tons of yearly carbon emissions by shipping via rail. Its dedicated team members deliver more than 7 million carloads annually, from agriculture to consumer goods, and Norfolk Southern originates more automotive traffic than any other Class I Railroad. Norfolk Southern also has the most extensive intermodal network in the eastern U.S. It serves a majority of the country’s population and manufacturing base, with connections to every major container port on the Atlantic coast as well as major ports in the Gulf of Mexico and Great Lakes. Learn more by visiting www.NorfolkSouthern.com.

Important Additional Information and Where to Find It

The Company intends to file a proxy statement on Schedule 14A and WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2024 proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://norfolksouthern.investorroom.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in the Company’s Proxy Statement on Schedule 14A for its 2023 annual meeting of shareholders, filed with the SEC on March 31, 2023, the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 5, 2024 (the “2023 Form 10-K”), and in the Company’s Current Reports on 8-K filed with the SEC on July 20, 2023 and February 1, 2024. Changes to the direct or indirect interests of the Company’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3 (filed with the SEC on July 28, 2023) or Statements of Change in Ownership on Form 4 (filed with the SEC on April 4, 2023, May 2, 2023, May 23, 2023, June 2, 2023, July 5, 2023, August 1, 2023, August 2, 2023, August 3, 2023, August 22, 2023, October 3, 2023, October 31, 2023, November 13, 2023, November 22, 2023, January 3, 2024, January 30, 2024 and February 1, 2024). These documents are available free of charge as described above. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the Company’s definitive proxy statement for the 2024 Annual Meeting and the other relevant documents to be filed with the SEC.

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Forward Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential,” “feel,” or other comparable terminology. The Company has based these forward- looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control, including, but not limited to, risks and uncertainties related to the February 3, 2023 derailment in East Palestine, Ohio, such as fines or penalties that could be imposed on the Company, short-term and long-term environmental liabilities related to, among other things, contamination of water supply and air quality, legal costs, shareholder litigation, unanticipated medical and environmental claims against the Company, availability of insurance coverage and potential penalties and/or operational restrictions that may impact the Company’s service; changes in the regulatory environment in which the Company operates; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events; the potential costs and risks associated with potential cyber-attacks or data security breaches; and the state of the economy, including interest rates, future potential inflationary and/or deflationary trends and such trends in certain commodities, products and/or operating costs. These and other important factors, including those discussed under “Risk Factors” in the 2023 Form 10-K, as well as the Company’s subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward- looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media Inquiries:

Media Relations

Investor Inquiries:

Luke Nichols, 470-867-4807

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